Exhibit 99.1

May 4, 2004 7:30 a.m. CT

Hewitt Associates Second Quarter 2004 Conference Call Remarks

Jennifer Rice, Investor Relations:

Good morning and thank you for joining us. On the call today are Dale Gifford, Hewitt’s Chairman and CEO, and Dan DeCanniere, Hewitt’s CFO.

Before I turn the call over to Dale and Dan, let me highlight that when we discuss revenues, we are referring to net revenues. And, during this call, we’ll discuss Core earnings. Core earnings is a non-GAAP financial measure and is defined by excluding amortized compensation expense related to our one-time, IPO-related grant of restricted stock to employees. We report this measure to provide a better understanding of our underlying operating performance. Please refer to our Web site to obtain a copy of our press release that contains a full reconciliation of Core Earnings to GAAP.

In addition, on this call we may make forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties. Actual results may differ materially. Please refer to our most recent SEC filings for more information on risk factors that could cause actual results to differ.

At the conclusion of the call we’ll conduct a question and answer session. During the Q&A session we ask that you please limit yourself to one question—out of courtesy to others.

Now I’ll turn it over to Dale.

Dale Gifford, Chairman and CEO:

Thank you, Jennifer, and good day, everyone. Thank you for joining us.

I’m assuming that you’ve all had a chance to run through our second quarter results—which were very good. Revenues increased 14% and core earnings increased 27%. Outsourcing revenues increased 19% and Consulting revenues increased 7%. On an organic, constant currency basis the overall revenue increase was 6%, consisting of 9% for Outsourcing and about even for Consulting. And bottom-line results were ahead of our own expectations due to strong Outsourcing margins. So, all in, we had another very good quarter.

Before I walk through results in more detail, let me first give you an update on this marketplace—which is relatively unchanged from the last couple of quarters. In terms of HR Outsourcing, we are continuing to see the fairly stable pricing environment that we’ve seen over the last 3-4 quarters—that is true for both new contracts and renewals. And our retention rate has remained strong at 95% plus.

We continue to characterize the competitive landscape as largely unchanged. The environment for all of our services remains very competitive, but we’re generally battling against the same competitors as we have for years, with the obvious exception of workforce management or HR BPO where the list of interested players continues to grow.

Last quarter I told you that we were seeing more activity in the pipeline across all of our HR Outsourcing services in comparison to the prior 2-or-3 quarters. Some of this heightened activity is due to the normal seasonality of the sales cycle, and part is due to our being more proactive and aggressive in approaching existing clients and prospects. We said that the last couple of months and the next few months were a critical time in our selling season, as this is the period when many companies will need to make decisions for early 2005 benefits implementations, especially in health care. This continues to be true. Right now our pipeline has actually spiked up quite a bit—to more than 100 proposals outstanding covering more than 2.6 million benefits participants. This spike is partly a result of delays in some of the client decisions we were expecting last quarter, but it also reflects an increase in major companies considering outsourcing—often for the first time. So in our view, the marketplace is healthy and we expect to be in a better position to start providing guidance for fiscal 2005 next quarter.

In addition to these opportunities with individual companies, we continue to explore opportunities to pick up groups of clients, especially in the defined contribution outsourcing arena, through potential acquisitions—like NTRC last year—or through service arrangements—like the National City relationship which started in early 2003. We expect to have similar opportunities in the future, but the revenues gained through such arrangements are likely to be more lumpy and the specific timing harder to predict.

Now, in terms of the drivers of Outsourcing growth in the second quarter, the 19% top-line growth was from:

•	The addition of new client services,

•	The NTRC and Cyborg acquisitions. Let me just comment, the integrations of both are proceeding very much according to plan. Next quarter we will anniversary these transactions as both closed in June 2003. This year we’re still on track for about a penny of dilution from NTRC and about 3-4 cents from Cyborg.

•	A portion of the growth in the quarter was also due to an increase in workforce management revenues due to the ramping of services for our first few clients throughout fiscal 2003 and early ‘04.

Participant counts are detailed in the press release. In total, at the end of the second quarter, we were serving 18.0 million benefits participants, an increase of 22% over the second quarter last year. Since the first quarter, we added more than 540,000 net new benefits participants.

Turning to Outsourcing margins, as I said earlier, they were quite strong again this quarter. Improvement in margin was the result of lower personnel expenses as a percentage of revenues, which was due in part to our continued efforts to leverage technology. These improvements more than offset continued investments to grow our workforce management and payroll service offerings.

Turning now to our outlook for Outsourcing for the rest of fiscal 2004, we currently have about 800,000 net participants in total backlog with a little over half that should come on line during the third and fourth quarters—about half of that in each quarter. Our outlook for Outsourcing revenue growth for ‘04 is unchanged. For the full year we’re expecting growth to be 10-12%. We feel very good about the visibility of this revenue. In terms of margins, we now expect Outsourcing margins to be up from 2003, and in the neighborhood of 20%, even as 2004 continues to be an important investment year for us. We’ll give more details on the potential for margins in 2005 when we have more revenue visibility.

Let me now turn to our Consulting business. Consulting revenues increased 7% on a reported basis and were flat on an organic, constant currency basis. Health management revenues increased over 10% and retirement and financial management consulting revenues increased in the low-single-digits. We continued to see a decline in the rest of our consulting business, but are seeing signs of improvement in the largest portion of this third area—Talent and Organizational Consulting. In Talent and Organizational Consulting we’re starting to see some work come out of increased M&A activity and a modest return to more compensation and HR strategy and attraction/retention work.

At this point, we continue to expect Consulting revenues in fiscal 2004 to increase between 4-and-8% from fiscal 2003. We expect consulting margins could be down modestly from fiscal 2003 levels—in the neighborhood of 18%—due to higher compensation and occupancy costs in Europe and increased amortization expense for U.K.-based intangibles which began in the fourth quarter of fiscal 2003.

In terms of the total Company, as we are now half way into the year, we have tightened our expectations for fiscal 2004 revenue growth from 8-11% growth to now about 10-11% growth. We still expect core earnings per share in the low $1.30’s as operating margins, including unallocated shared service costs, should be about even with fiscal 2003 levels at 11% even as significant investments in our future growth continue. In the third quarter, we expect revenue growth of about 10-11% and core earnings per diluted share between 30-32 cents.

At this point, I am going to turn the call over to Dan so he can walk through a few more of the financial details.

Dan DeCanniere, CFO:

Thank you, Dale.

I’ll give a bit more detail on our Income Statement, beginning with the compensation and related expense line item. Compensation and related expenses declined as a percentage of revenues in the quarter to 64% from 65% in the prior-year quarter. Most of this improvement shows up in the Outsourcing margin due to our continued effort to increase productivity and leverage technology. This more than offset the increase in headcount from acquisitions and new staff to support growth in our workforce management, payroll and benefits outsourcing businesses. Excluding the effects of acquisitions and the unfavorable effects of foreign currency translation, compensation and related expenses increased 4%.

Other operating expenses, which include technology, occupancy, and related direct client service costs remained constant as a percentage of revenues at 20% in both years. Adjusting for the effects of acquisitions, other operating expenses increased modestly to 21% of revenues this year. The modest increase as a percentage of net revenues was primarily the result of higher outside vendor expenses and telecommunication expenses to support expanded and new business.

SG&A expenses increased $2 million, to $28 million, but remained relatively flat as a percent of revenues year-over-year at 5%.

In total, operating expenses, excluding the pre-tax expenses for the one-time, IPO-related grant of restricted stock to employees, which was approximately $5 million in both periods, decreased modestly as a percentage of revenues. Core operating income increased 24% to $60 million from $48 million and core operating margin increased to 11% from 10.1%.

Turning to cash flow, cash flow from operations was $48 million in the quarter compared to $37 million in the year-ago quarter, an increase of 30%. Free cash flow, defined as cash flow from operations net of cash used in investments, was $34 million in the quarter, which compared to about a half a million in the prior-year quarter. The year-over-year change is due to increased cash flow from operating activities in the current year, and the effect of higher levels of investment spending in the prior year. Capital expenditures for the quarter were $16 million. This is comprised of property and equipment and software—and you’ll recall that software is part of the other assets line on the statement of cash flows.

We expect cash flow from operations after capital expenditures but before acquisitions for fiscal 2004 to be between $160 million and $175 million.

Last quarter our Board authorized sales by holders of Class B and Class C common stock of up to 1 million shares per quarter, under Rule 144. During the second quarter, about 850,000 shares were converted from Class B and Class C common stock to Class A common stock and sold in the market under Rule 144.

On a final note, we recently filed a shelf registration statement with the SEC to facilitate future underwritten secondary offerings, block trades, and other stock sales. The registration statement covers 21.3 million shares of common stock, which remain subject to restrictions, but will be eligible for future sale, including through the remaining two registration rights which were granted at the time of our IPO.

Each of the remaining two registration rights allows for the sale of up to 12% of the shares initially issued to our former owners and the former partners of Bacon & Woodrow—which could be an offering size of about 9-to-9.5 million shares before any over allotment option.

We continue to expect the next secondary offering to take place some time prior to the end of this fiscal year and the final registration right to be exercised no sooner than 6 months after the next secondary offering. This is all consistent with our original plans. And with that, I’ll ask the operator to begin the Question and Answer period.

Q&A Session

Dale Gifford:

In conclusion, once again I want to reiterate that I feel confident about the long-term prospects for our business. We have a unique service offering and strong competitive position. And we continue to make decisions to position our Company for continued long-term success. Thank you for joining us today.

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